UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]           Preliminary Proxy Statement
[  ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]           Definitive Proxy Statement
[X]          Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-12

DELAWARE POOLED TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[  ]           Fee paid previously with preliminary proxy materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2005 Market St. Philadelphia, PA 19103-7094

Delaware Pooled® Trust International Equity Portfolio (the Fund) to reorganize

The Board of Trustees (the Board) responsible for the Fund approved an Agreement and Plan of Reorganization providing for the reorganization of the Fund with and into the Mondrian International Equity Fund (the Acquiring Fund), a series of the Gallery Trust, which will be managed by Mondrian Investment Partners Limited, the current sub-advisor of the Fund. SEI Investments Global Funds Services serves as the administrator of the Gallery Trust, and SEI Investments Distribution Co. acts as the principal underwriter for the shares of the Gallery Trust.

The Acquiring Fund’s investment objective,  strategies, and policies are substantially similar to those of the Fund. Both the Fund and the Acquiring Fund seek long-term total return. The Reorganization is intended to be a tax-free transaction.

It is anticipated that during the first quarter of 2016,  the Fund’s shareholders will receive a proxy/prospectus providing them with information about the reorganization and the Acquiring Fund. The Fund will continue to accept purchases from existing shareholders (including reinvested dividends and capital gains) until the last business day before the Reorganization.

Further communications will be sent closer to the date of the reorganization, which is tentatively scheduled for March 2016, subject to shareholder approval.

If you require additional information, please contact our Broker Services department at 877 332-2371.

Fund identifiers are included in the table below:

Fund Name	CUSIP	Ticker
Delaware Pooled Trust International Equity Portfolio	246248306	DPIEX

For your reference, the supplement regarding the reorganization of the Portfolio is included on page 2.

For Broker/Dealer Back Office use only – Not for public distribution
© 2016 Delaware Management Holdings, Inc.	LTR-DPTIntEqReorg 1/16 (15778)	Page 1 of 2

2005 Market St. Philadelphia, PA 19103-7094

DELAWARE POOLED® TRUST
The International Equity Portfolio (“Fund”)

Supplement to the Fund’s Summary and Statutory Prospectuses
dated February 27, 2015

The Board  of Trustees (the “Board”) responsible for the Fund approved an Agreement and Plan  of Reorganization (the “Plan”) providing for the reorganization of the Fund  with and  into the Mondrian International Equity Fund  (the “Acquiring Fund”), a series of the Gallery Trust, which will be managed by Mondrian Investment Partners Limited, the current sub-advisor of the Fund. SEI Investments Global Funds Services serves as the administrator of the Gallery Trust, and SEI Investments Distribution Co. acts as the principal underwriter for the shares of the Gallery Trust.

The Board has determined that it is in the best interest of the Fund and its shareholders to approve the submission of the Plan to shareholders of the Fund under which substantially all of the assets and liabilities of the Fund would be transferred to the Acquiring Fund in exchange for shares of the Acquiring Fund  (the “Reorganization”). The Acquiring Fund’s  investment objective, strategies, and  policies are substantially similar to those of the Fund.  Both the Fund and the Acquiring Fund seek long-term total return.   The Reorganization is intended to be a tax-free transaction.

It is anticipated that during the first quarter of 2016,  the Fund’s shareholders will receive a proxy/prospectus providing them with information about the Reorganization and the Acquiring Fund. The Fund will continue to accept purchases from existing shareholders (including reinvested dividends and capital gains) until the last business day before the Reorganization.

Once the registration statement to be filed with the Securities and Exchange Commission (“SEC”) becomes effective, please call 800-231-8002 to receive a free copy of a proxy statement/prospectus (which contains important information about fees, expenses and risk considerations) relating to the proposed reorganization. The proxy statement/prospectus will also be available for free on the SEC’s website (www.sec.gov). Please read the proxy statement/prospectus carefully before making any investment decisions.

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of the Acquiring Fund, nor is it a solicitation of any proxy.

This Supplement is dated December 11, 2015.

Investing involves risk, including the possible loss of principal. Carefully consider the Fund’s investment objectives, risk factors, charges, and expenses before investing. This and other information can be found in the Fund’s prospectus and summary prospectus, which may be obtained by visiting delawareinvestments.com or calling 800 523-1918. Investors should read the prospectus and summary prospectus carefully before investing.

Neither Delaware Management Company nor its affiliates noted in this document are authorized deposit-taking institutions for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of these entities do not represent deposits or other liabilities of Macquarie Bank Limited (“MBL”). MBL does not guarantee or otherwise provide assurance in respect of the obligations of these entities, unless noted otherwise.

Delaware Investments refers to Delaware Management Holdings, Inc. and its subsidiaries, including the Fund’s distributor, Delaware Distributors, L.P. Macquarie Group refers to Macquarie Group Limited and its subsidiaries and affiliates worldwide.

For Broker/Dealer Back Office use only – Not for public distribution
© 2016 Delaware Management Holdings, Inc.	LTR-DPTIntEqReorg 1/16 (15778)	Page 2 of 2